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                                                          Exhibit 99.23 (d)(vii)

                         EXPENSE REIMBURSEMENT AGREEMENT

     THIS EXPENSE REIMBURSEMENT AGREEMENT (this "Agreement") is made and entered into this 1st day of November 2005 between Lord, Abbett & Co. LLC ("Lord Abbett") and Lord Abbett Securities Trust (the "Securities Trust") with respect to the Lord Abbett Large-Cap Value Fund, Lord Abbett Micro-Cap Growth Fund, Lord Abbett Micro-Cap Value Fund, and Lord Abbett International Core Equity Fund, (each a "Fund")

     In consideration of good and valuable consideration, receipt of which is hereby acknowledged, it is agreed as follows:

     1. With respect to each of the Lord Abbett Micro-Cap Growth Fund, and Lord Abbett Micro-Cap Value Fund, Lord Abbett agrees to bear directly and/or reimburse the Funds for expenses if and to the extent that Total Operating Expenses exceed or would otherwise exceed an annual rate of (a) two hundred and ten (2.10%) for Class A shares of the Funds, and (b) one hundred eighty-five basis points (1.85%) for Class Y shares of the Funds of the average daily net assets in the Funds for the time period set forth in paragraph 4 below.

     2. With respect to the Lord Abbett Large-Cap Value Fund, Lord Abbett agrees to bear directly and/or reimburse the Fund for expenses if and to the extent that Total Operating Expenses exceed or would otherwise exceed an annual rate of (a) ninety-five basis points (0.95%) for Class A shares of the Fund, (b) one hundred and sixty basis points (1.60%) for Class B shares of the Fund, (c) one hundred and sixty basis points (1.60%) for Class C shares of the Fund, (d) one hundred and five basis points (1.05%) for Class P shares of the Fund, and (e) sixty basis points (0.60%) for Class Y shares of the Fund of the average daily net assets in the Fund for the time period set forth in paragraph 4 below.

     3. With respect to the Lord Abbett International Core Equity Fund, Lord Abbett agrees to bear directly and/or reimburse the Fund for expenses if and to the extent that Total Operating Expenses exceed or would otherwise exceed an annual rate of (a) one hundred and seventy-five basis points (1.75%) for Class A shares of the Fund, (b) two hundred and forty basis points (2.40%) for Class B shares of the Fund, (c) two hundred and forty basis points (2.40%) for Class C shares of the Fund,
          (d) one hundred and eighty-five basis points (1.85%) for Class P shares of the Fund, and (e) one hundred and forty basis points (1.40%) for Class Y shares of the Fund of the average daily net assets in the Fund for the time period set forth in paragraph 4 below.

     4. Lord Abbett's commitment described in paragraphs 1, 2 and 3 will be effective from November 1, 2005 through October 31, 2006.

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     IN WITNESS WHEREOF, Lord Abbett and the Lord Abbett Securities Trust have caused this Agreement to be executed by a duly authorized member and officer, respectively, on the day and year first above written.


                                  LORD ABBETT SECURITIES TRUST


                                  By: /s/ Christina T. Simmons
                                      ------------------------
                                        Christina T. Simmons
                                        Vice President and Assistant Secretary


                                  LORD, ABBETT & CO. LLC


                                  By: /s/ Lawrence H. Kaplan
                                      ----------------------
                                        Lawrence H. Kaplan
                                        Member and General Counsel

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